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Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY
Press Contact:	Arthur Coppola, Chairman and Chief Executive Officer
or
Thomas E. O'Hern, Senior Executive Vice President and Chief Financial Officer
(310) 394-6000

MACERICH ANNOUNCES 10.5% INCREASE IN FFO PER SHARE

Santa Monica, CA (5/05/09)—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2009 which included total funds from operations ("FFO") diluted of $102.8 million or $1.16 per share-diluted, compared to $1.05 per share-diluted for the quarter ended March 31, 2008. Net income available to common stockholders for the quarter ended March 31, 2009 was $14.0 million or $.18 per share-diluted compared to $92.6 million or $1.25 per share-diluted for the quarter ended March 31, 2008. The reduction in net income was due to a gain on the sale of assets of $99 million during the first quarter of 2008. The Company's definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts ("NAREIT"). A reconciliation of net income to FFO and net income per common share-diluted ("EPS") to FFO per share-diluted is included in the financial tables accompanying this press release.

Results included:

  •
  During the quarter, Macerich signed 318,000 square feet of specialty store leases with average initial rents of $43.28 per square foot. Starting base rent on new lease signings was 21% higher than the expiring base rent.

  •
  Mall tenant sales per square foot decreased 6.0% to $440 for the year ended March 31, 2009 compared to $468 for year ended March 31, 2008.

  •
  Mall occupancy at March 31, 2009 was 90.2% compared to 92.3% at March 31, 2008. Over half of the decrease resulted from three big-box tenant closures. Those tenants had average minimum rents of $11.68 per square foot, substantially below the Company average rent of $42.55.

  •
  FFO per share-diluted for the quarter ended March 31, 2009 was up 10.5% to $1.16, compared to $1.05 for the quarter ended March 31, 2008.

  •
  The Company has closed on loans or has commitments for over $578.6 million in financings for 2009 loan maturities.

Commenting on results, Arthur Coppola chairman and chief executive officer of Macerich stated, "We are clearly in an extremely challenging economy, and our business fundamentals have been impacted, but remain solid. We continue to access capital in this tough credit market and we are making good progress in bolstering our balance sheet as evidenced by our financing activity year to date."

Other factors impacting the quarter included $22.5 million of gain on early extinguishment of debt and severance costs of $5.5 million related to the Company's first quarter reduction in workforce. In addition, effective January 1, 2009, the Company adopted the new accounting interpretation FSP

APB 14-1 on accounting for convertible debt. This new accounting treatment increased interest expense by $ 2.6 million during the quarter.

Financing Activity

Transactions completed in 2009 include the recent closing of a $130 million, four year fixed rate loan on a portion of Queens Center. The new loan carries a 7.5% interest rate and paid off the former loan of $89 million. In addition, the Company has obtained a commitment for a $62 million, five year 7.5% fixed rate financing of the Redmond Town Center office buildings.

During the quarter, the Company obtained a commitment for a $205 million refinancing of The Shops at North Bridge on Michigan Avenue in Chicago. The new loan is a seven year fixed rate loan with an interest rate of 7.5% and pays off the former CMBS loan of $204 million. Also during the quarter, the Company closed on a $115 million bank refinancing of Twenty Ninth Street Center in Boulder, Colorado. The loan is a two year loan with a one year extension option. The interest rate floats at LIBOR plus 3.40% with a floor of 5.25%. The initial rate is 5.25%.

Upon completion of the above transactions, the Company will have $143 million of remaining loan maturities for 2009.

Earnings Guidance

Management is amending its prior FFO-per share guidance to reflect the impact of issuing 90% of its dividend in stock. The new FFO guidance range assumes the same total FFO but factors in new shares issued for the dividend. The per-share FFO range is modified to $4.25 to $4.55 for the year. The reconciliation from EPS to FFO per share is shown below:

For the year ending December 31, 2009	Low End	High End
Estimated EPS	$.50	$.80
Depreciation and amortization including pro rata share of joint ventures	3.75	3.75

Estimated diluted FFO per share	$4.25	$4.55

The Company's 2009 earnings guidance is based upon its internal forecasting and planning process and on many assumptions including management's current view of market and economic conditions, including those specifically impacting the regional mall business. Due to the uncertainty in the timing and economics of dispositions and acquisitions of assets and joint venture interests, the guidance ranges do not include any potential impact from such dispositions or acquisitions.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 87% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 76 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about The Macerich Company can be obtained from the Company's web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com (Investing Section) and through CCBN at www.earnings.com. The call begins today, May 5, 2009 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investing Section) will be available for one year after the call.

The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)
##

 THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(a)		Impact of SFAS 144(a)		Results after SFAS 144(a)
	For the Three Months Ended March 31,		For the Three Months Ended March 31,		For the Three Months Ended March 31,
	Unaudited				Unaudited
	2009	2008(b)	2009	2008	2009	2008(b)
Minimum rents	$127,473	$132,087	$0	$(936)	$127,473	$131,151
Percentage rents	2,801	2,704	—	—	2,801	2,704
Tenant recoveries	64,910	67,831	—	(175)	64,910	67,656
Management Companies' revenues	8,541	9,691	—	—	8,541	9,691
Other income	7,054	6,613	—	(284)	7,054	6,329

Total revenues	$210,779	$218,926	$0	$(1,395)	$210,779	$217,531

Shopping center and operating expenses	70,780	70,953	(10)	(329)	70,770	70,624
Management Companies' operating expenses	23,431	18,344	—	—	23,431	18,344
Income tax (benefit) provision	(801)	301	—	—	(801)	301
Depreciation and amortization	64,911	61,127	—	(473)	64,911	60,654
REIT general and administrative expenses	5,258	4,403	—	—	5,258	4,403
Interest expense(b)	69,939	74,369	—	—	69,939	74,369
Gain on early extinguishment of debt	22,474	—	—	—	22,474	—
Gain on sale or write-down of assets	756	99,937	17	(99,263)	773	674
Equity in income of unconsolidated joint ventures(c)	15,926	22,298	—	—	15,926	22,298

Income from continuing operations	16,417	111,664	27	(99,856)	16,444	11,808
Discontinued Operations:
(Loss) gain on sale or disposition of assets	—	—	(17)	99,263	(17)	99,263
(Loss) income from discontinued operations	—	—	(6)	590	(6)	590
Total (loss) income from discontinued operations	—	—	(23)	99,853	(23)	99,853
Net income	16,417	111,664	4	(3)	16,421	111,661
Less net income attributable to noncontrolling interests	2,401	16,600	4	(3)	2,405	16,597
Net income attributable to The Macerich Company	14,016	95,064	—	—	14,016	95,064
Less preferred dividends(d)	—	2,454	—	—	—	2,454
Net income available to common stockholders	14,016	92,610	—	—	14,016	92,610

Average number of shares outstanding—basic	76,897	72,342			76,897	72,342

Average shares outstanding, assuming full conversion of OP Units(e)	88,551	88,290			88,551	88,290

Average shares outstanding—Funds From Operations ("FFO")—diluted(d)(e)	88,551	88,290			88,551	88,290

Per share income—diluted before discontinued operations	—	—			$0.18	$0.12

Net income per share—basic(b)	$0.18	$1.27			$0.18	$1.27

Net income per share—diluted(b)(d)(e)	$0.18	$1.25			$0.18	$1.25

Dividend declared per share	$0.80	$0.80			$0.80	$0.80

FFO—basic(b)(e)(f)	$102,839	$90,011			$102,839	$90,011

FFO—diluted(b)(d)(e)(f)	$102,839	$92,465			$102,839	$92,465

FFO per share—basic(b)(e)(f)	$1.16	$1.06			$1.16	$1.06

FFO per share—diluted(b)(d)(e)(f)	$1.16	$1.05			$1.16	$1.05

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(a)
SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The following dispositions impacted the results for the three months ended March 31, 2009 and 2008:

  On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. On January 1, 2008, a subsidiary of the Company, at the election of the holders, redeemed approximately 3.4 million participating convertible preferred units in exchange for the distribution of the interests in the entity which held that portion of the Wilmorite portfolio that consisted of Eastview Commons, Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza ("Rochester Properties"). This exchange is referred to as the "Rochester Redemption." As a result of the Rochester Redemption , the Company recorded a gain of $99.3 million for the period ended March 31, 2008 and classified the gain to discontinued operations.

  On December 19, 2008, the Company sold the fee simple and/or ground leasehold interests in three freestanding Mervyn's buildings to the Pacific Premier Retail Trust joint venture for $43.4 million. As a result of the sale, the Company has classified the results of operations to discontinued operations for all periods presented.

(b)
On January 1, 2009, the Company adopted FASB Staff Position APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement)" (FSP APB 14-1"). As a result, the Company retrospectively applied FSP APB 14-1 to the three months ended March 31, 2008 resulting in an increase to interest expense of $3.5 million and a decrease to net income available to common stockholders of $3.0 million, or $0.04 per share. Additionally, the impact of FSP APB 14-1 decreased FFO for the three months ended March 31, 2008 by $3.5 million, or $0.04 per share.

(c)
This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d)
On February 25, 1998, the Company sold $100 million of convertible preferred stock representing 3.627 million shares. The convertible preferred shares were convertible on a 1 for 1 basis for common stock. The preferred shares were assumed converted for purposes of net income per share—diluted for the three months ended March 31, 2008. The weighted average preferred shares are assumed converted for purposes of FFO per share—diluted for 2008.

  On October 18, 2007, 560,000 shares of convertible preferred stock were converted to common shares. Additionally, on May 6, 2008, May 8, 2008 and September 18, 2008, 684,000, 1,338,860 and 1,044,271 shares of convertible preferred stock were converted to common shares, respectively. As of March 31, 2009, there was no convertible preferred stock outstanding.

(e)
The Macerich Partnership, LP (the "Operating Partnership" or the "OP") has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(f)
The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

  Gains or losses on sales of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three months ended March 31, 2009 and 2008 by $1.3 million and $1.6 million, respectively, or by $0.01 per share and $0.02 per share, respectively. Additionally, SFAS 141 increased FFO for the three months ended March 31, 2009 and 2008 by $4.1 million and $4.6 million, respectively, or by $0.05 per share and $0.05 per share, respectively.

Pro rata share of joint ventures:

	For the Three Months Ended March 31,
	Unaudited
	2009	2008
Revenues:
Minimum rents	$67,036	$66,310
Percentage rents	1,397	2,262
Tenant recoveries	32,055	32,596
Other	3,435	4,158

Total revenues	$103,923	$105,326

Expenses:
Shopping center and operating expenses	35,979	35,925
Interest expense	25,502	26,259
Depreciation and amortization	26,501	22,279

Total operating expenses	87,982	84,463

Gain on sale or write-down of assets	8	1,319
Equity in (loss) income of joint ventures	(23)	116

Net income	$15,926	$22,298

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Reconciliation of Net Income to FFO(f):

	For the Three Months Ended March 31,
	Unaudited
	2009	2008
Net income—available to common stockholders	$14,016	$92,610
Adjustments to reconcile net income to FFO—basic
Noncontrolling interests in OP	2,124	16,074
Gain on sale or write-down of consolidated assets	(756)	(99,937)
plus gain on undepreciated asset sales—consolidated assets	1,354	333
plus noncontrolling interests share of gain on sale or write-down of consolidated joint ventures	—	341
less write-down of consolidated assets	(582)	—
Gain on sale or write-down of assets from unconsolidated entities (pro rata share)	(8)	(1,319)
plus gain on undepreciated asset sales—unconsolidated entities (pro rata share)	—	1,319
Depreciation and amortization on consolidated assets	64,911	61,127
Less depreciation and amortization allocable to noncontrolling interests on consolidated joint ventures	(1,067)	(573)
Depreciation and amortization on joint ventures (pro rata)	26,501	22,279
Less: depreciation on personal property	(3,654)	(2,243)

Total FFO—basic	102,839	90,011
Additional adjustment to arrive at FFO—diluted
Preferred stock dividends earned	—	2,454

Total FFO—diluted	$102,839	$92,465

Reconciliation of EPS to FFO per diluted share:

	For the Three Months Ended March 31,
	Unaudited
	2009	2008
Earnings per share—diluted	$0.18	$1.25
Per share impact of depreciation and amortization of real estate	0.98	0.95
Per share impact of (gain) loss on sale or write-down of depreciated assets	—	(1.17)
Per share impact of preferred stock not dilutive to EPS	—	0.02

FFO per share—diluted	$1.16	$1.05

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

Reconciliation of Net Income to EBITDA:

	For the Three Months Ended March 31,
	Unaudited
	2009	2008
Net income—available to common stockholders	$14,016	$92,610
Interest expense—consolidated assets	69,939	74,369
Interest expense—unconsolidated entities (pro rata)	25,502	26,259
Depreciation and amortization—consolidated assets	64,911	61,127
Depreciation and amortization—unconsolidated entities (pro rata)	26,501	22,279
Noncontrolling interests in OP	2,124	16,074
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests on consolidated joint ventures	(1,488)	(759)
Gain on early extinguishment of debt	(22,474)	—
Gain on sale or write-down of assets—consolidated assets	(756)	(99,937)
Gain on sale or write-down of assets—unconsolidated entities (pro rata)	(8)	(1,319)
Add: Non-controlling interests share of gain on sale of consolidated joint ventures	—	341
Income tax expense (benefit)	(801)	301
Distributions on preferred units	243	276
Preferred dividends	—	2,454

EBITDA(g)	$177,709	$194,075

Reconciliation of EBITDA to Same Centers—Net Operating Income ("NOI"):

	For the Three Months Ended March 31,
	Unaudited
	2009	2008
EBITDA(g)	$177,709	$194,075
Add: REIT general and administrative expenses	5,258	4,403
Management Companies' revenues	(8,541)	(9,691)
Management Companies' operating expenses	23,431	18,344
Lease termination income of comparable centers	(1,557)	(2,523)
EBITDA of non-comparable centers	(22,060)	(30,155)

Same Centers—NOI(h)	$174,240	$174,453

(g)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(h)
The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses. Same center NOI excludes the impact of straight-line and SFAS 141 adjustments to minimum rents.

QuickLinks

  Exhibit 99.1
MACERICH ANNOUNCES 10.5% INCREASE IN FFO PER SHARE
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)